Exhibit 21.3

Consent of Independent Registered Public Accounting Firm

AdTheorent Holding Company, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-263078) of AdTheorent Holding Company, Inc. of our report dated March 2, 2023, relating to the consolidated financial statements which appears in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

New York, NY

March 2, 2023